Exhibit 10.16

BigBand Networks, Inc. 475 Broadway Redwood City, CA 94063 (tel): 650-995-5000 (fax): 650-995-0060 www.bigbandnet.com

January 16, 2006

Robert Sachs

  c/o Pilot House Ventures

The Pilot House

Lewis Wharf

Boston, MA 02110

Re:	Board Membership

Dear Robert:

On behalf of BigBand Networks, Inc., a Delaware corporation (the “Company”), I am extremely pleased to invite you to become a member of the Company’s Board of Directors (the “Board”). It is our belief that your skills, expertise and knowledge will prove helpful to the progress of the Company.

In connection with your service as director, the Company has agreed to grant you a non-qualified stock option entitling you to purchase up to 200,000 shares of the Company’s Common Stock (the “Initial Director Option”). The shares issuable upon exercise of the Initial Director Option will, pending continuing service as a director, vest and became exercisable as follows: 1/4th of the shares will vest and become exercisable on the one year anniversary; and an additional 1/48th of the total shares for each subsequent month of your service as a director, with the Initial Director Option vesting fully after four years of service.

Board presently anticipates that, in subsequent years, if you continue to serve as a director on June 30th of that year, the Company will grant you a non-qualified stock option entitling you to purchase up to an additional 50,000 shares of the Company’s Common Stock (the “Annual Director Options”). The shares issuable upon exercise of the Annual Director Options will, pending continuing service as a director, vest fully and become 100% exercisable on the one year anniversary of the date of grant.

The Initial Director Option and the Annual Director Options will be subject to the terms and conditions of Company’s 2003 Stock Plan (the “Plan”) and the stock option agreements evidencing the Director Option and the Annual Director Options. The exercise price per share will be equal to the fair market value of the Company’s Common Stock on the date of grant, as determined by the Board in accordance with the Plan.

As a non-investor, non-employee director, the Company will pay you an annual retainer of $25,000 for each full year of service as a director. In addition, you will receive $2,000 for attendance at each live Board meeting other than the regularly scheduled meetings, and $500 for participation in all telephonic meetings.

In accepting this offer, you are representing to us that (i) you do not know of any conflict that would restrict you from becoming a director of the Company and (ii) you will not provide the Company with any documents, records or other confidential information belonging to any other parties. Nothing in this offer or the stock option agreement should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

We are looking forward to having you join us at the Company. We believe that your enthusiasm and past experience will be an asset to the Company and that you will have a positive impact on the organization. If you have any questions, please call me at (650) 995-5056.

Sincerely,

/s/ Amir Bassan-Eskenazi

Amir Bassan-Eskenazi

Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Robert Sachs
Robert Sachs

1 / 16 / 06
Date

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